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THOMAS INDUSTRIES INC.
EXECUTIVE OFFICE
4360 Brownsboro Road, Suite 300
P.O. Box 35120
Louisville, Kentucky 40232-5120
(502) 893-4600 - (502) 895-6618 FAX



     October 16, 1997, Louisville, Kentucky   The Board of Directors of Thomas
Industries Inc. (NYSE:TII) today authorized a three-for-two stock split on all shares of its common stock, payable (mailing date) December 1, 1997, for shareholders of record November 14, 1997. For every two shares of the Company's common stock held on the record date, the holder will receive one additional share. In lieu of fractional shares, each stockholder will be paid a cash equivalent based on the closing price of the common stock on the New York Stock Exchange on November 14, 1997, as adjusted for the stock split. The Company's transfer agent, Fifth Third Bank, will act as agent for the stock split.
The Company also announced that the Board of Directors declared a cash dividend of 7-1/2 cents per share. The cash dividend is payable January 1, 1998, to shareholders of record December 12, 1997. Due to the effect of the stock split, this will create a 12-1/2% increase in the cash dividend. This will be the 170th consecutive quarterly cash dividend paid by the Company.

     In announcing the stock split, Timothy C. Brown, Chairman, President and Chief Executive Officer, said, "This action, which demonstrates our confidence in the continued growth of our Company, is intended to increase the liquidity in our stock and create an expanded universe of potential stockholders."

     Thomas Industries Inc., headquartered in Louisville, Kentucky, is a recognized leader in the design and manufacture of commercial, industrial and consumer lighting products as well as compressors and vacuum pumps for global OEM applications. The Company has operations in the United States, Canada, Mexico, South America, Europe and Asia, and has approximately 3,300 employees.

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